Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of OceanFirst Financial Corp. (“OceanFirst”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of OceanFirst and Cape Bancorp, Inc. (“Cape”), as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of January 5, 2016, by and among OceanFirst, Justice Merger Sub Corp. and Cape (the “Merger Agreement”) wherein Merger Sub will merge with and into Cape, with Cape as the surviving entity, and immediately thereafter, Cape will merge with and into OceanFirst, with OceanFirst as the surviving entity.

February 17, 2016	/s/ Michael D. Devlin
Michael D. Devlin